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On August 9, 2007, eSpeed, Inc. hosted an analyst conference call relating to its second quarter 2007 earnings release.

FINAL TRANSCRIPT

Conference Call Transcript

ESPD - Q2 2007 eSpeed, Inc. Earnings Conference Call

Event Date/Time: Aug. 09. 2007 / 8:30AM ET

CORPORATE PARTICIPANTS

Jason McGruder

eSpeed, Inc. - IR

Howard Lutnick

eSpeed, Inc. - Chairman, President, CEO

Frank Saracino

eSpeed, Inc. - CAO

Bob West

eSpeed, Inc. - CFO, BGC

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CONFERENCE CALL PARTICIPANTS

Daniel Harris

Goldman Sachs - Analyst

Rich Repetto

Sandler O’Neill - Analyst

Justin Hughes

Philadelphia Financial - Analyst

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PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2007 eSpeed, Inc. earnings conference call. At this time, all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes.

I would like to turn your presentation over to your host, Jason McGruder, of eSpeed Investor Relations. You may proceed, sir.

Jason McGruder - eSpeed, Inc. - IR

Good morning. Before we begin, I want to make sure that you know that preliminary second-quarter earnings release was issued last night. If do you not have a copy of this document you may obtain one by going to the investor info section of eSpeed.com. I also refer you to the disclaimer language entitled discussion of forward-looking statements contained in our earnings release. I remind you that the information in the release and on this call contains forward-looking statements within the meaning of section 27-A of the Securities Act of 1933 as amended and section 21-E of the Securities and Exchange Act of 1934 as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. The actual results of eSpeed’s, BGC or combined Company in the merger also called we, our or the combined Company and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements based on a number factors set forth in the release. We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligations to update these statements in light of subsequent events or developments. Please refer to the complete disclaimer with respect to forward- looking statements set forth in yesterday’s earnings release and the risk factors set forth in our public filings. I would now like to turn the call over to our host, Howard Lutnick, Chairman, President and CEO, of eSpeed, Inc.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Good morning, everyone, and thank you for joining us on our second-quarter conference call. With me today is eSpeed’s Chief Accounting Officer, Frank Saracino, who will review our financial performance. In addition, we are joined by Bob West, the Chief Financial Officer of BGC Partners, who will become the Chief Financial Officer of the combined Company after our proposed merger with BGC is complete. Bob is here to discuss BGC’s preliminary second-quarter results and after that we’ll be glad to answer your questions. With respect to our proposed merger with BGC, we still expect the deal to close by the end of the fourth quarter of this year or the very beginning of next year. BGC had an excellent second quarter, which demonstrates the logic of combining these two businesses and the substantially accretive nature of the merger. In addition with regard to our litigation with Trading Technologies, the U.S. district courts of the northern district of Illinois ruled on June 20th that the current and most recent generations of eSpeed’s futures trading software do not infringe any of the patents being asserted by TT. This summary judgment of non-infringement granted before the trial has begun, covers the vast majority of TT’s claims. Furthermore, the U.S. Patent and Trademark Office has just said that it will re-examine the patents that TT is asserting. The patent office re-examines very few patents and when it does re-examines usually results in the patent being narrowed or invalidated. Therefore, I just don’t see why TT would want to pursue the remainder of this case, but in any event we expect the results of future of eSpeed’s futures business to continue to improve. With that I’d like to turn the call over to Frank.

Frank Saracino - eSpeed, Inc. - CAO

Thanks, Howard. the results we are discussing today are preliminary as we are evaluating a small area of our accounting policy covering the development and maintenance of related party software covered under the Joint Services Agreement. Specifically, this evaluation concerns recognition of revenue and the software solutions fees from related party line item and may result in revenue reported in prior periods being restated as deferred income and recognized in future periods. The effect of this adjustment may result in a non-cash charge to earnings of no more than $4 million spread out over the five-year period beginning in 2002 and running through June 30, 2007. We expect earnings defer income recorded to this adjustment would be recognized upon the closing of the merger and the related termination of the JSA. The Company billed and collected amounts for all services that it was due under the JSA. The issue being considered is simply the period of which we recognize the revenue. Our proxy statement is ready and we expect to file it with the FCC as soon as we have finalized our second-quarter financial statements and incorporated them into the document.

Turning to our preliminary results, eSpeed reported a GAAP net loss of $6.3 million $0.12 per diluted share in the second quarter. Our non-GAAP net operating income was approximately $300,000, or $0.01 per diluted share for the quarter. The after-tax difference between non-GAAP net operating income and GAAP net income for the quarter reflected a $2.4 million non-cash asset impairment charge, $2.3 million in direct expenses associated with the merger, $1.6 million in patent litigation costs related to our recent court victories with Trading Technologies, and $300,000 in losses from eSpeed Equities Direct Access business which became a separate companie called Aqua in the second quarter and in which eSpeed now has an equity stake. By comparison, in the second-quarter of 2006, we reported a preliminary GAAP net loss of $400,000 or $0.01 per diluted share. In the same period, we reported non-GAAP net operating income of $1.8 million or $0.04 per diluted share. We reported GAAP revenues of $3.8 million and non-GAAP operating revenues of $38.4 million for the second quarter of 2007. The difference between GAAP and non-GAAP revenues for the quarter was $300,000 in revenues from the eSpeed Equities Direct Access business. We reported $39 million in both GAAP and non-GAAP revenues for the year-ago quarter.

Full electronic revenues were $16 million in the second quarter of 2007 versus $17.3 million in the second quarter of 2006. Revenues for Software Solutions were $11.3 million in the quarter compared to $11.5 million in the year-ago period. eSpeed’s hybrid voice assisted and screen assisted revenues pulled $8.9 million in second quarter of 2007 compared to $8.1 million in the second quarter of 2006. The year-over-year decrease in quarterly GAAP revenues and net income were due in part to the loss of revenue related to the Wagner patent which expired in February 2007. In the second quarter of 2006, we recorded $3.9 million in GAAP revenue and $1.7 million in GAAP net income associated with the patent. These results were partially offset by year-over-year increases in screen and voice-assisted revenues and Software Solutions from related parties. Excluding the

Wagner patent, revenues from our full electronic business and Software Solutions business were up approximately 14% and 24% respectively over the second quarter a year ago. We anticipate non-GAAP quarterly expenses in the third and fourth quarters to be approximately the same as the second quarter as we continue to invest in our hybrid voice assisted full electronics business. Our GAAP expenses for the remainder of the year will likely include additional merger and TT related expenses.

We reported cash flow from operations of $3.8 million during the second quarter of 2007, compared with $4.3 million in the second quarter of 2006. We also report free cash flow, defined as cash from operations less net cash used in investing activities including capital expenditures. Our free cash flow was negative $4.1 million in the second quarter of 2007 versus $800,000 in the year-ago quarter. Free cash flow for second quarter 2007 excluding related parties receivables as payable was $2.6 million compared with $6.1 million in the year-ago period. This quarter’s cash flow measures were reduced by $3.7 million in merger-related expenses. As of June 30, 2007, our cash and cash equivalents were approximately $188.5 million. Finally, eSpeed’s headcount was 425 employees as of the quarter end. Due to the highly accretive nature of our proposed merger with BGC, we no longer believe that it is useful to provide outlook for the standalone results of eSpeed during the short window in which it will remain a standalone Company. However, Bob West is up next and he will give an update BGC’s recent results and the outlook for the combined Company.

Bob West - eSpeed, Inc. - CFO, BGC

Thank you, Frank. I would like to provide a preliminary overview of BGC’s second quarter. For the second quarter of 2007, BGC’s pro forma standalone revenues were approximately $253 million, up 35% compared to the prior year’s quarter of $186.5 million. BGC’s total compensation expenses were approximately 58% of revenue versus 61% in the second quarter of last year. Non-compensation expenses were approximately 33% of revenue, compared to 41% in the second quarter of 2006. As a result, pretax profit came in at approximately $24 .3 million or approximately 9.6% of revenue compared to a loss of $10.2 million in the prior year period. The second quarter 2007 results include the settlement of both the ICAP and Telit legal matters in Asia. Increased global securities and derivatives volume and volatility led to strong organic growth in BGC’s three largest revenue class categories. Our rates business increased by 22% our global credit business grew by 49% and foreign exchange increased by 24%, all compared to the second quarter of 2006. For the second quarter of 2007, the rates business represented 53% of BGC’s revenues while the credit business represented 22%, foreign exchange represented 10%, with equities, market data and interest making up the remaining 15%. Margin improvements in the second quarter were driven primarily by improved broker productivity and BGC’s strong revenue growth. Paired with this leverageable expense base which allows for declining marginal cost.

Based on these strong results we are also reaffirming our previously stated outlook for the combined eSpeed and BGC. We expect BGC standalone 2007 pretax profits to be at least $93 million. For 2008, we expect the combined Company’s revenues to increase by more than 12% and to be more than $1.1 billion. The combined Company should have pretax profits attributable to fully diluted shares of at least $145 million or 13% of revenues in 2008. The fully diluted share count will be approximately 185 million share. The combined Company expects to have an effective tax rate of approximately 27% in 2008, which reflects the effects of the net operating loss carry forwards and to have an effective tax rate of approximately 32.5% for 2009 and thereafter. This outlook for the combined Company is after the full effects of the formation and final separation from Canter and excludes any one-time costs associated with the formation, separation and merger, as well as one-time compensation charges associated with the transactions to facilitate the repayment of capital loans taken by executive officers. The outlook also includes the elimination of intercompany revenues of approximately $61 million in 2008. This intercompany revenue will be eliminated subsequent to the consummation of the proposed merger. We are clearly pleased with the results and believe that they serve to reaffirm the increased shareholder value that we expect to be realized from the proposed merger of BGC and eSpeed. We look forward to providing you with further updates on BGC’s and the combined Company’s results due to the filing of our proxy statement. And with that, I’d like to return the call to Howard.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Thank you, Bob. With BGC’s strong performance in the first half of the year, eSpeed’s focus on BGC’s hybrid markets and the positive feedback we have received from our customers and from the investment community about our proposed merger, we are confident in the prospects for the combined Company. So operator, we’re now ready to start answering questions, please.

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS) And our first question comes from the line of Daniel Harris of Goldman Sachs. You may proceed.

Daniel Harris - Goldman Sachs - Analyst

Hi, good morning.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Good morning.

Daniel Harris - Goldman Sachs - Analyst

You know there’s been a lot of talk in the marketplace about BGC’s aggressive pursuit of brokers across the industry, particularly in the credit area. Can you talk me through how you’re attracting these brokers to your business, mainly in terms of the financial incentives and guarantees and how long those last and how that that’s going to impact BGC’s financials both before the merger and then once BGC is merged with eSpeed?

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Sure. As in all compensation arrangements, they cover the length of the contract that employees hire. We like long-term contracts with our employees. They tend to be at percentage payouts. So the model that attracts people to us is the opportunity to be a partner of the Company. We have what we think is a wonderful structure that shares the income of the Company directly with the employees. So the employee partners — working partners of the Company have around 40 million shares of the Company, and one of those benefits is when the Company’s offered, for example, to earn $1 a share, they would get the $1 a share. Obviously the public company would get $1 for corporate taxes and the public would own their percentage. But in this opportunity, the employees literally get the dollar share in cash. So it’s an exciting structure, which brings them to the Company, number one. And then our contracts to the extent there was any up-front compensation is just amortized in our compensation schedule across the term of their contract. So it’s really compensation.

Our compensation rates are 58%, and we have said we expect them to drop a little bit over time as our broker productivity increases, but around this level, 58, 57, 56, is where we would expect it to stay. I mean, we are very good at this business. We understand this business. Lee Amaitis and Shaun Lynn, these are the best senior managers in this business. Pre 9/11 this group was number one in the world. They understand this business perfectly. The brokers love the fact that this senior management truly and deeply understands this business. That coupled with eSpeed’s proprietary technology, eSpeed’s got the best technology. It rolls it out, it’s integrating with all of the banks of the world, it’s already got its software everywhere in the world, and as it rolls out new types of software, it’s getting great pick-up. So the business generally is doing very well. You saw our credit revenues up 49%. I think we are the fastest-growing Company in our space because the people like the opportunities that we have available to them, like the management, and like the structure.

Daniel Harris - Goldman Sachs - Analyst

But just to flush that out a little bit, Howard. You know if I think about the 58% or lower as it may be over the next few years and how that relates to certain other industry participants. I mean over time, does that put your brokers at a competitive disadvantage in terms of compensation where sometimes some of your competitors are giving 4 or 5% north of that.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

No I wouldn’t. The fact is that it really — broker competition tends to work out on the average across your spectrum. If you have underperforming brokers in sections of the market, your average compensation will go very high. Your best brokers are the most productive and the returns on those are actually the most beneficial. So the better your business, the lower your comp ratio. The worse your business the higher the comp ratio. I’ll give you an example, if someone wants to build a rates business, we have one of the great rates business of the world, for the competitors who don’t have a rates business I can try build that rates business, their compensation schedule in the rates business is off the charts high which increases their average. But I wouldn’t suggest that when you’re successful your comp ratios are high. In fact they are not. Your best producers have higher compensation, but then all the support staff around them that helps cover all those other accounts is comparatively less.

On average, I don’t think any of our competitors have a different business model, they’re not paying for higher rates or anything like that. I think the concept is, in fact, that how well your franchises perform is what drives your overall compensation schedule when you open a new business and you’re losing money in that new business, it drives your compensation schedule up. And we have one added benefit that they don’t have which is our employees are receiving income from their equity ownership in the Company. They own 40 million shares of the Company and that income in the combined Company is going to be going directly to them as part of their shareholding. They have an added incentive that keeps them around on top of that. But that’s outside of sort of we call the ordinary working contractual compensation. They have something in addition to that. So, no, I think we can attract the best of the best from the best of the best because we have extraordinary technology but we are not even remotely in a disadvantaged position. In fact our structure puts us in an advantage position.

Daniel Harris - Goldman Sachs - Analyst

Okay. Thanks, Howard. Just moving away a little bit. Upon the consummation of the BGC agreement later on this year, early next, I guess most if not all of your technology platforms are integrated from a business perspective, and I don’t think that by and large your employees in eSpeed and BGC do the same thing. So I’m just trying to get a sense of what should we be expecting from one-time expenses or start-up costs related to this outside of legal and advisory?

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

I would say, for instance, there are some — there are a variety of opportunities, meaning, I’ll give you an example that BGC was using one treasury — I’ll just give you an example treasury — was using a treasury-related system that has been designed by BGC to help their brokers and eSpeed had a similar system, and now when we combine them, we can basically drop one of those two systems, drop the maintenance of one of those two systems. They were both built by eSpeed, but they weren’t integrating and picking which is the best one, doing the work to have just one system and reducing the costs. So that kind of cost savings will result in, let’s say, a reduction in costs, a reduction in use of software there may be non-cash charge for dropping one of those software systems, but it’s a non-cash charge and will reduce the amortization going forward. There are some synergies where we have sales people working at eSpeed and sales people working at BGC, by integrating those people and working together, we’ll both either produce more brokerage revenue or product more electronic sales. Either way you look at it, I think we’ll have both less cost in terms of structural cost, because as those sales people become brokers, their marginal costs decreases for us or their revenue increases. I mean one of the two, so I think we will have expense reduction as well. And I think there’s just a variety of just technical synergies within the Company that we will be able to find and manage, and that should save us. As we said, we thought there’d be $10 million in synergies. Some of that might come in non-cash charges as we end the JSA, but other than that, I don’t foresee any cash expenses with respect to the technology related services.

And then another structural change will be we expect to lift the compensation that the brokers receive from equity in the compensation line. So we will be showing the 40 million shares that they own as a subline in the compensation line, and then reconciling that in fully diluted shares at the bottom. Our fully diluted share count will be 185 million shares. 40 million of those shares will be owned by the employees and our auditors and accountants think the best way to show that would be as a subline in the comp line and then basically in a fully diluted sense it goes back down. So doesn’t change EPS. It doesn’t change fully diluted earnings. It’s just a geography of how we have a partnership with a substantial number of our employees having equity ownership with a strong retentive nature of it, because it does have a strong retention feature of it. They are going to have us lift their share ownership earnings as a subline in the comp section.

Operator

Thank you. And our next question comes from the line of Rich Repetto of Sandler O’Neill. You may proceed.

Rich Repetto - Sandler O’Neill - Analyst

Good morning, Howard. Hello?

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Yes.

Rich Repetto - Sandler O’Neill - Analyst

Sorry. Good morning.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Good morning. How are you?

Rich Repetto - Sandler O’Neill - Analyst

Good. First question is, with the guidance, I guess, on the revenue of the combined Company, the $1.1 billion, it would look to seem if you just took the run rates from this quarter, that you’d be — and then you’d do the subtraction of the intercompany elimination that you’d be right at a run rate of 1.1 right now. And I guess, are you optimistic for growth, that would be the question, Howard, growth at BGC?

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Well, as I said we guided with our outlook of 12% growth on just taking the expectations of BGC ‘07 and eSpeed ‘07 and adding 12% growth. Obviously the market volatility that we’ve seen in July would lead you to be extraordinarily optimistic if you could multiply that across the next 18 months and you can do that for me, that would be great. I tend to be more conservative than that and guide on exactly what the business that we have not that what we hope. So we are highly confident and can guide that we expect to exceed 12% topline revenue from an ‘07 perspective. Remember there’s seasonality in the numbers. August historically has been a little slower at the end and these particular markets may not have that happen this year which would be beneficial and Christmas does in fact come every year at the end of December. And as you know, that period of time is slower. But 12%, we are confident to say we expect to exceed 12%. If the current market conditions stay with us through the course of the year, obviously, and next, obviously, we will be much more optimistic than that. But, you know, we’ll see.

Rich Repetto - Sandler O’Neill - Analyst

Okay. And you may have said this number, but I missed it. Is the first quarter revenues of BGC, the equivalent to the 253 in the second quarter but just the first quarter.

Bob West - eSpeed, Inc. - CFO, BGC

$349 million.

Rich Repetto - Sandler O’Neill - Analyst

Okay. And then just a little bit more follow-up on the comp. The 56 to 58% comp ratio you’re guiding to and that is for the combined Company, correct? And that excludes — does it include or exclude this equity line that you’re going to have in there? Equity ownership line?

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

That will exclude that. The equity component will probably add between two and three points, approximately maybe three points to that percentage. But then it comes back out in the EPS in the fully diluted shares.

Rich Repetto - Sandler O’Neill - Analyst

Understood.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

I mean as the employees, for instance, sell any shares, right, it would come out of that line and go back into the — so it’s part of fully diluted shares.

Rich Repetto - Sandler O’Neill - Analyst

Got you, okay. But your guidance doesn’t include that part of it?

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

We’re talking about the contractual payments irrespective of what their equity would be which they could sell. Basically, if you’re looking to compare apples to apples compared to all the other competitors out there, you would use our quarter — this quarter of 58%. That would be the a apples to apples comparison and yes that counts all up-front payments, any other compensation payments. And then on top of that, and separate from that, these employees have equity ownership in the Company. A huge retentive equity ownership in the Company, and that we will lift when we combine the companies as I said a subline of comps. So it would be separate from the ordinary compensation line. It would be a subline of compensation and then will be reconciled in the fully diluted share count and it has no affect on our EPS, so the earnings per share is exactly the same wherever you put the geography of that line higher, lower anywhere else it doesn’t change our earnings per share, the earnings per share is exactly the same.

Rich Repetto - Sandler O’Neill - Analyst

Got you. And the very last question is, Howard, the 56 to 58 is a blended comp ratio, the combined Company. Could you give the comp ratio what it was just BGC in the second quarter?

Bob West - eSpeed, Inc. - CFO, BGC

It’s approximately 58%, but I don’t actually have the number right on hand, but that’s the range of the number, Rich.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Because of the intercompany cancellation, if you cancelled the intercompany revenues at eSpeed, would you have their compensation ratio is not going to be materially different once you take out the intercompany numbers. So basically, BGC is 58% this quarter and we would expect when you combine the companies, that it’d be slightly lower, not because of the combination of the companies in fact, but because of our expectation of broker productivity, continuing to grow will reduce the numbers slightly. So we expect this to be the range of our compensation ratio going forward and we’re very comfortable with that.

Rich Repetto - Sandler O’Neill - Analyst

Understood. Thanks, Howard.

Operator

And your next question comes from the line of Justin Hughes of Philadelphia Financial. You may proceed.

Justin Hughes - Philadelphia Financial - Analyst

Good morning. Thanks for taking my question.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Good morning.

Justin Hughes - Philadelphia Financial - Analyst

First question, how do you get the intercompany revenue, because I see 8.5 million from eSpeed and you’re guiding for 60 million for next year. So is there a BGC component in there as well?

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Right. What happens is the voice and screen-assisted numbers, where we receive 2.5% of BGC’s revenue under this calculation and 7.5% if they use a different kind of software was I think it was $8.9 million this quarter. That kind of number is going to be collapsed because obviously it’s just one set of revenues. But when you combine the companies, you’re just taking out that payment from BGC to eSpeed, it’s just going to be consolidated and therefore it reduces the gross number. That’s just an example. Another example would be any payments that the Company’s made back and forth to each other for administrative services, for accounting services, for other software and support services, all that kind of stuff just goes away.

Justin Hughes - Philadelphia Financial - Analyst

Okay. So that’s another $24 million annually, the difference between the two.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Right.

Justin Hughes - Philadelphia Financial - Analyst

Okay. And then you made a reference to July activity. One of your competitors at the least said July was up approximately 30%. Are you seeing similar numbers?

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

I don’t really want to talk much about July other than the market is highly volatile. Volumes were great. Yes, we had a wonderful period. I haven’t gone out and examined what its percentage was as compared to the year-ago period other than to say it was a wonderfully volatile and voluminous period of time of which our businesses performed extraordinarily well, but I don’t — one can’t predict if that kind of volume and that kind of volatility will continue. You know there’s a market disruption out there. If that market disruption were to dissipate or to the extent things settle down, I don’t know. It’s so volatile that maybe that will continue, but our business is performing very, very well and you’ve seen our growth rates year-over-year and nothing should make you think when we reaffirm our guidance from what we’ve seen that anything has changed for us other than things are looking excellent for us.

Justin Hughes - Philadelphia Financial - Analyst

Okay. And then finally, BGC was really just built in the last several years. I’m assuming there’s a lot of depreciation and amortization in those numbers. I was wondering what’s your EBITDA either on a dollar basis or percentage basis of revenue just at BGC?

Bob West - eSpeed, Inc. - CFO, BGC

We’re giving out — BGC’s not releasing any information that we’re providing and it’s not a publicly filing company, obviously, yet. We’re a little reluctant to give a lot more detail other than what we’ve already put out there in the form of additional numbers. So I hope you can appreciate that.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

We do have some benefits obviously as what you said we’ve hired a substantial number of people, and as their up-front payments roll off one of two things happen. Either our earnings will improve or we will have a lot of dry powder in order to encourage other people to join us as well. So it’s a very virtual circle. It’s either good in one way or good in another way. You’ve seen this is our numbers are performing very, very well. Our expectation of $145 million is 50% growth — pretax profit growth number for next year. The model works very, very well and it works very well for the employees so I think we have a lot of dry powder and it’s drying all the time. As we are in business, the people we’ve fired in 2005, as their contracts they become, many of them have become equity partners. Many of them have extended, most have extended their contracts ever longer and as their up-fronts roll off, we then can redeploy that either in pretax profits or we can redeploy that by going into new markets, different markets, hiring new people, extending our business reach and scale. So we are in an excellent position, and we have anticipated whatever spend that is in our outlook and in our guidance.

Justin Hughes - Philadelphia Financial - Analyst

Okay. Actually one more question I can sneak in if I could. Once the proxy’s out, can eSpeed repurchase shares? Your market’s not rewarding you much of a premium of above cash value at this point.

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

I think so, yes.

Justin Hughes - Philadelphia Financial - Analyst

Okay, thank you.

Operator

(OPERATOR INSTRUCTIONS)

Howard Lutnick - eSpeed, Inc. - Chairman, President, CEO

Well, thank you everybody for joining us this morning. We appreciate you spending the time with us. It’s a fun company. eSpeed is very focused on supporting BGC. BGC’s numbers are very exciting. Our credit business is growing rapidly. Our rates business, obviously one of the great franchises in the world of that type of business. eSpeed’s technology rolling out has many different products rolling out across foreign exchange and across credit. I think our customers appreciate our software and like it. We are a proprietary technology Company combined with a Company with tremendous customer relationships, and I think the synergy of those two being together will see better rollout of technology, faster rollout of technology and I think wonderful results going forward that will be highly accretive. So thank you for joining us this morning and have a great day.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect and have a great day.

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Important Information

In connection with the proposed Merger, eSpeed, Inc. (the “Company”) intends to file a proxy statement and related materials with the U.S. Securities and Exchange Commission (the “SEC”) for the meeting of stockholders to vote on the proposed Merger. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT, HOLDERS OF THE COMPANY’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, the proxy statement and related materials will be available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and at the Company’s website, www.espeed.com.

Participant Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Certain information regarding the participants and their interests in the solicitation is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 15, 2007, and will be set forth in the proxy statement for the Company’s meeting of stockholders to vote on the proposed Merger. Stockholders may obtain additional information regarding the proposed Merger by reading the proxy statement and the related materials relating to the proposed Merger, if and when they become available.